Exhibit 16

[KPMG LLP letterhead]

March 1, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hawaiian Electric Industries, Inc. and Hawaiian Electric Company, Inc. (collectively, Companies) and, under the date of February 19, 2010, we reported on the consolidated financial statements of the Companies as of and for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009. On February 24, 2010, we were dismissed. We have read the Companies’ statements included under Item 4.01 of its Form 8-K dated February 23, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Companies’ statement that the change was approved by the Audit Committees of the Boards of Directors of HEI and HECO and the Companies’ statements contained in the section “New independent registered public accounting firm.”

Very truly yours,

/s/ KPMG LLP

Honolulu, Hawaii